EXHIBIT 10.6

MERCURY SYSTEMS, INC.

Compensation Policy for Non-Employee Directors

Cash Compensation

Annual retainer for non-employee directors:         $65,000 per annum, paid quarterly

Additional annual retainers (all per annuum, paid quarterly):

Independent Chair:                         $45,000

Lead Independent Director:                    $35,000

Chair of the Audit Committee:                      $25,000

Chair of the Human Capital and Compensation Committee:    $20,000

Chair of the Nominating and Governance Committee:         $12,000

Chair of the M&A and Finance Committee:             $12,000

Chair of the Government Relations Committee:         $12,000

Directors are entitled to be reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.

Quarterly retainer payments shall be paid in arrears within 30 days following the end of each quarter. The full quarterly retainer shall be paid to each director who served on the Board during all or a portion of a quarter.

Equity Compensation

New non-employee directors will be granted equity awards in connection with their first appointment or election to the Board. These awards will be granted by the Board of Directors and will consist of shares of restricted stock for the number of shares of common stock equal to $225,000 divided by the average closing price of the Company’s common stock during the 30 calendar days prior to the date of grant. These awards will vest as to 50% of the covered shares on each of the first two anniversaries of the date of grant.

Non-employee directors will also receive annual restricted stock awards for the number of shares of common stock equal to $175,000 divided by the average closing price of the Company’s common stock during the 30 calendar days prior to the date of grant. These awards will vest on the first anniversary of the date of grant.

Non-employee directors will not be eligible to receive an annual restricted stock award during the fiscal year in which they are first elected.

Approved by the Board of Directors, as amended, on July 25, 2023.

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Does not contain Technical Data.
//Mercury Proprietary/No Tech Data//